                                  EXHIBIT 99.1
                                  ------------

    THE J. M. SMUCKER COMPANY ANNOUNCES THIRD QUARTER AND NINE MONTH RESULTS

          -    COMPANY AGAIN ACHIEVES RECORD SALES AND EARNINGS

          -    SMUCKER'S, JIF AND CRISCO BRANDS CONTINUE TO GAIN MARKET SHARE

ORRVILLE, Ohio, February 13, 2004---The J. M. Smucker Company (NYSE: SJM) today announced results for the third quarter ended January 31, 2004, of its 2004 fiscal year.

THIRD QUARTER RESULTS

Company sales were $355.3 million for the third quarter of 2004, up 4 percent compared to $340.8 million in the third quarter of 2003. Favorable exchange rates contributed approximately $5.2 million of the increase in sales for the quarter. Excluding sales in the industrial business area, which is experiencing declining sales due in part to the Company's decision to exit certain contracts, sales increased 6 percent. The Jif(R) and Crisco(R) brands contributed $175.8 million to sales in the third quarter of 2004, up nearly 5 percent compared to $167.6 million in the third quarter of 2003.

Net income was $31.3 million, an increase of 12 percent over last year's third quarter net income of $28.0 million. The sales improvement, particularly in the higher margin U.S. retail segment, and lower net interest, contributed to the increase in earnings. In addition, last year's results included approximately $1.4 million or $0.02 per share of expenses associated with the Company's decision to write-off certain minor equity investments. Earnings per share for the quarter were $0.62 compared to $0.56 in last year's third quarter. Net income for the third quarter of 2004 included charges of $2.5 million or $0.03 per share related to the Company's previously announced restructuring plan. Net income for the third quarter of 2003 also included merger-related costs of $1.5 million or $0.02 per share. Excluding these costs, the Company's earnings per share would have been $0.65 and $0.58, in the third quarter of 2004 and 2003, respectively.

"We are pleased with our performance for the quarter and its contribution to what we expect to be another year of record financial results for the Company. Our Crisco brand experienced a strong "Fall Bake" season and our Smucker's(R) and Jif brands continued to gain market share during the period," commented Richard Smucker, president, co-chief executive officer, and chief financial officer.

"The construction of our new Uncrustables(R) plant in Scottsville, Kentucky, remains on track for a May 1st start-up and we expect the capacity situation to be fully corrected in time for our back-to-school period," stated Tim Smucker, chairman and co-chief executive officer. "We continue to be enthusiastic about the future of Uncrustables and look forward to the opening of our new facility."

The Company uses earnings, excluding restructuring and merger-related costs, as a key performance measure of results of operations for purposes of evaluating performance internally.

These non-GAAP measurements are not intended to replace the presentation of financial results in accordance with GAAP. Rather, management believes the presentation of results excluding such charges offers additional information to investors to facilitate the comparison of past and present operations and provides a more comprehensive understanding of the financial results. A reconciliation of non-GAAP measures to net income is included in the "Financial Highlights" table attached.

NINE-MONTH RESULTS

Sales for the nine-month period ended January 31, 2004, were up 11 percent to $1,091.6 million compared to $982.7 million for the first nine months of 2003. The Jif and Crisco brands contributed $522.0 million to sales in the first nine months of 2004, compared to $428.0 million in the comparable period last year. The first nine months of 2004 benefited from an additional month of Jif and Crisco sales totaling $47.3 million, as the merger closed on June 1, 2002, one month into last fiscal year. Excluding the additional month of Jif and Crisco and the industrial contracts that were discontinued, sales increased over 8 percent in the first nine months of 2004 compared to the first nine months last year.

Net income for the first nine months of 2004 was $89.2 million, or $1.77 per share compared to $73.1 million or $1.56 per share last year. Net income for the first nine months of 2004 included charges of $8.8 million or $0.11 per share related to the Company's restructuring plan. Net income for the first nine months of 2003 included merger-related costs of $8.9 million or $0.11 per share. Excluding these costs in the first nine months of 2004 and 2003, the Company's earnings per share would have been $1.88 and $1.67, respectively.

MARGINS

Third quarter operating income increased approximately 2 percent over the comparable period last year while operating margin decreased slightly from 14.5 percent in the third quarter of 2003 to 14.2 percent this year. Excluding restructuring costs this year and merger-related costs last year, operating margins decreased from 15.0 percent in 2003 to 14.9 percent in 2004. Gross margin performance improved in the quarter, increasing from 36.1 percent in last year's third quarter to 36.4 percent this year. This improvement reflects the sales growth in the higher margin U.S. retail segment, and improved overhead absorption resulting from the increased production volume, partially offset by increased benefit costs.

Selling, distribution, and administrative (SD&A) expenses as a percentage of sales increased from 21.1 percent in the third quarter of 2003 to 21.7 percent in the current quarter. SD&A increased as a result of higher employee benefit costs and additional administrative expenses. For the first nine months of 2004, SD&A expenses as a percentage of sales were 21.5 percent compared to 21.0 percent for the comparable period last year.

Lower interest expense and increased interest income contributed to earnings improvement in the quarter. The decrease in interest expense reflected the impact of rate swaps on the Company's long-term debt, while the increase in interest income was due to higher investment balances and improved yields on investments.

Year-to-date operating income increased to $145.5 million or 15 percent over last year, and operating margin improved from 12.8 percent in the first nine months of 2003 to 13.3 percent this year. The additional month of Jif and Crisco sales in May, along with the ongoing growth of the higher margin U.S. retail segment were the primary sources for the margin improvement.

SEGMENT PERFORMANCE

U.S. RETAIL MARKET

The U.S. retail market segment is comprised of the Company's consumer and consumer oils business areas and represents domestic sales of Smucker's, Jif, and Crisco brand products to retail customers.

Sales in the U.S. retail market segment for the third quarter of 2004 were $254.3 million compared to $241.6 million last year, an increase of 5 percent. Jif and Crisco accounted for $168.6 million of the total compared to $161.7 million last year. For the first nine months of 2004, sales in the segment were $784.2 million up 17 percent over last year. Excluding the benefit of the additional month of Jif and Crisco, sales in the segment were up over 10 percent for the first nine months. During the quarter all three brands continued to increase share of market in their respective categories.

Sales in the consumer business area increased over 4 percent for the quarter, driven by growth in both the fruit spreads and peanut butter categories. Jif sales were up 7 percent in volume but flat in dollar sales due to the impact of the price decrease that became effective in January 2003. Natural peanut butter continued to post strong quarter-over-quarter results. In addition to growth in fruit spreads and peanut butter, Uncrustables also contributed to the increase in consumer sales for the quarter. In the consumer shortening and oils area, Crisco sales were up 7 percent over last year's third quarter reflecting a strong "Fall Bake" season and the impact of a previously announced price increase. In response to our strong "Fall Bake" season, the Company expects an increase in the overall competitive environment in the category during the fourth quarter.

SPECIAL MARKETS

The Special Markets segment is comprised of the international, foodservice, beverage, and industrial business areas.

Sales in this segment were $101.0 million compared to $99.2 million for the third quarter of 2003, led by increases in the international and beverage areas offset by declines in the industrial and foodservice areas. This decline reflects the planned exit of certain low margin contracts in both business areas. Excluding the industrial area, the segment increased nearly 8 percent over last year's third quarter.

International sales were up 14 percent in the third quarter due to favorable exchange rates. As measured in local currency, Canadian sales were up 4 percent for the quarter while sales of

Henry Jones Foods, in Australia, were flat with last year. Export sales and industrial sales in Brazil and Scotland were also down for the quarter.

Beverage sales were up 14 percent compared to the third quarter of 2003 on the strength of its nonbranded business and increased sales of Santa Cruz Organic(R)and The R. W. Knudsen Family(R)products.

Foodservice sales were down slightly, decreasing 2 percent from last year's third quarter. The decrease was due to the impact of the Company's previously announced decision to discontinue as master distributor for the Lea & Perrins brand this year. Excluding this impact, sales in the foodservice area were up 5 percent. Sales of traditional portion control items, primarily under the Smucker's brand, were up over last year as were sales in the schools market. Sales of Uncrustables increased 12 percent in the schools market despite tight capacity throughout the quarter.

Finally, industrial sales were down 19 percent in the third quarter compared to the prior year's third quarter. Approximately $4.5 million in sales of now discontinued business were included in last year's third quarter, bringing the year-to-date total to approximately $16 million. Sales in the remaining industrial business reversed trends of the previous quarters, ending slightly positive for the third quarter.

OUTLOOK FOR FISCAL 2004

Based on results to date and the outlook for the fourth quarter, the Company expects to slightly exceed its previously announced earnings range of $109 million to $111 million or $2.17 to $2.22 per share for fiscal year 2004. Included in earnings are approximately $12 million ($7.5 million after-tax) or $0.15 per share of restructuring costs to be recognized during the year. Excluding the impact of the restructuring charges, the previously announced earnings range was $116 to $119 million, with a corresponding earnings per share range of $2.32 to $2.37.

CONFERENCE CALL

The Company will conduct an earnings conference call and webcast on Friday, February 13, 2004, at 8:30 a.m. E.T. The webcast can be accessed from the Company's website at www.smuckers.com. For those unable to listen to the webcast, a replay will be available following the call and can be accessed by calling (800) 428-6051 in the United States or (973) 709-2089 internationally and entering replay pass code 318127. The audio replay will be available until Friday, February 20, 2004, at 12:00 p.m. E.T.

ABOUT THE J. M. SMUCKER COMPANY

The J. M. Smucker Company (www.smuckers.com) was founded in 1897 when the Company's namesake and founder sold his first product -- apple butter -- from the back of a horse-drawn wagon. Today, over a century later, the Company is the market leader in fruit spreads, peanut butter, shortening and oils, ice cream toppings, and health and natural foods beverages in North America under such icon brands as Smucker's, Jif and Crisco. For over 100 years, The J. M.

Smucker Company has been headquartered in Orrville, Ohio, and has been family run for four generations. The J. M. Smucker Company has over 2,700 employees worldwide and distributes products in more than 45 countries.

This press release contains forward-looking statements, including statements regarding estimates of future earnings and cash flows that are subject to risks and uncertainties that could cause actual results to differ materially. Uncertainties that could affect actual results include, but are not limited to, the success and cost of new marketing and sales programs and strategies intended to promote growth in the Company's businesses, estimated costs associated with the Company's restructuring activities, successful and timely construction and start-up of the Scottsville, Kentucky, plant, the strength of commodity markets from which raw materials are procured and the related impact on costs, the ability to successfully implement price increases, and other factors affecting share prices and capital markets generally. Other risks and uncertainties that may materially affect the Company are detailed from time to time in the respective reports filed by the Company with the Securities and Exchange Commission, including Forms 10-Q, 10-K, and 8-K.

Contact:
Richard K. Smucker
President, Co-CEO, and CFO
The J. M. Smucker Company,
(330) 682-3000

Mark R. Belgya
Vice President and Treasurer
The J. M. Smucker Company
(330) 682-3000

                            THE J. M. SMUCKER COMPANY

                        STATEMENTS OF CONSOLIDATED INCOME

                                   (Unaudited)


                                                                 Three Months Ended              Nine Months Ended
                                                                     January 31,                     January 31,
                                                             ----------------------------    ----------------------------
                                                                  2004            2003            2004            2003
                                                             ------------    ------------    ------------    ------------
                                                                      (Dollars in thousands, except per share data)
NET SALES                                                    $    355,297    $    340,826    $  1,091,602    $    982,737
Cost of products sold                                             225,464         217,895         702,647         641,042
Cost of products sold - restructuring                                 425            --             3,619            --
                                                             ------------    ------------    ------------    ------------
GROSS PROFIT                                                      129,408         122,931         385,336         341,695
Selling, distribution, and administrative expenses                 77,039          71,907         234,663         206,802
Other restructuring costs                                           2,074            --             5,200            --
Merger and integration costs                                         --             1,524            --             8,881
                                                             ------------    ------------    ------------    ------------
OPERATING INCOME                                                   50,295          49,500         145,473         126,012
Interest income                                                       992             449           2,430           1,624
Interest expense                                                   (1,415)         (2,275)         (5,101)         (6,884)
Other income (expense) - net                                          237          (2,525)           (130)         (2,854)
                                                             ------------    ------------    ------------    ------------
INCOME BEFORE INCOME TAXES                                         50,109          45,149         142,672         117,898
Income taxes                                                       18,791          17,156          53,502          44,801
                                                             ------------    ------------    ------------    ------------
NET INCOME                                                   $     31,318    $     27,993    $     89,170    $     73,097
                                                             ============    ============    ============    ============
NET INCOME PER COMMON SHARE                                  $       0.63    $       0.56    $       1.79    $       1.57
                                                             ============    ============    ============    ============
NET INCOME PER COMMON SHARE - ASSUMING DILUTION              $       0.62    $       0.56    $       1.77    $       1.56
                                                             ============    ============    ============    ============
Weighted-average shares outstanding                            49,867,349      49,586,817      49,775,508      46,561,533
                                                             ============    ============    ============    ============
Weighted-average shares outstanding -
  assuming dilution                                            50,498,462      50,095,540      50,309,783      47,007,143
                                                             ============    ============    ============    ============

                            THE J. M. SMUCKER COMPANY
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)



                                              January 31,
                                           2004         2003
                                        ----------   ----------
                                         (Dollars in thousands)
   ASSETS
   Current Assets:
      Cash and cash equivalents*        $  118,320   $  150,831
      Short-term investments*               24,253         --
      Trade receivables                     91,525       93,853
      Inventories                          185,157      176,415
      Other current assets                  24,755       16,099
                                        ----------   ----------
            Total Current Assets           444,010      437,198

   Property, Plant & Equipment, Net        311,932      264,653

   Long-Term Investments*                   40,722         --
   Other Noncurrent Assets                 880,446      873,164
                                        ----------   ----------
                                        $1,677,110   $1,575,015
                                        ==========   ==========

   LIABILITIES & SHAREHOLDERS' EQUITY
   Current Liabilities:
      Accounts payable                  $   56,480   $   48,833
      Other current liabilities            100,730      115,518
                                        ----------   ----------
            Total Current Liabilities      157,210      164,351

   Long-Term Debt                          135,000      135,000
   Other Noncurrent Liabilities            188,625      162,698
   Shareholders' Equity, Net             1,196,275    1,112,966
                                        ----------   ----------
                                        $1,677,110   $1,575,015
                                        ==========   ==========



* For comparative purposes, total cash and investments at January 31, 2004 were $183,295 compared to $150,831 at January 31, 2003.

                            THE J. M. SMUCKER COMPANY
                              FINANCIAL HIGHLIGHTS
                                   (Unaudited)


                                                  Three Months Ended         Nine Months Ended
                                                     January 31,                January 31,
----------------------------------------------------------------------------------------------------
(Dollars in thousands, except per
     share data)                                 2004          2003          2004           2003
----------------------------------------------------------------------------------------------------
Net sales                                     $   355,297   $   340,826   $ 1,091,602    $   982,737

Net income and net income per common share:
     Net income                               $    31,318   $    27,993   $    89,170    $    73,097
     Net income per common share -
         assuming  dilution                   $      0.62   $      0.56   $      1.77    $      1.56

Income and income per common share
before restructuring and merger and
integration costs: (1)
     Income                                   $    32,880   $    28,937   $    94,682    $    78,603
     Income per common share -
         assuming dilution                    $      0.65   $      0.58   $      1.88    $      1.67


(1)  Reconciliation to net income:
     Income before income taxes               $    50,109   $    45,149   $   142,672    $   117,898
     Merger and integration costs                    --           1,524          --            8,881
     Cost of products sold -
         restructuring                                425          --           3,619           --
     Other restructuring costs                      2,074          --           5,200           --
----------------------------------------------------------------------------------------------------
     Income before income taxes,
         restructuring, and merger
         and integration costs                     52,608        46,673       151,491        126,779
     Income taxes                                  19,728        17,736        56,809         48,176
----------------------------------------------------------------------------------------------------
     Income before restructuring and
         merger and integration costs         $    32,880   $    28,937   $    94,682    $    78,603
----------------------------------------------------------------------------------------------------